Exhibit 16.1

February 19, 2019

U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street, N.W.
Washington, DC 20549

Re: USA Equities Corp.

Dear Sir/Madam,

We have read the statements made by USA Equities Corp. (the Company), which we understand will be filed with the U.S. Securities & Exchange Commission, pursuant to Item 4.01 of the Company’s Form 8-K dated February 19, 2019. We agree with such statements as they pertain to our firm in such Form 8-K.

We have no basis to agree or disagree with any other statements of the Company contained therein.

Regards,

/s/ TN CPA, PC

Houston, Texas
February 19, 2019

22762 Westheimer Pkwy. Suite 555 | Katy, TX 77450

5633 Richmond Ave. | Houston, TX 77057

ph: 281.395.3606 | fax: 800.443.1468 | thncpa.com